UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2011

eBay Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-24821	77-0430924
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2145 Hamilton Avenue

San Jose, CA 95125

(Address of principal executive offices)

(408) 376-7400

(Registrant’s telephone number, including area code)

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD

On March 28, 2011, eBay Inc., a Delaware corporation (the “Company”), issued a press release announcing that the Company and Gibraltar Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with GSI Commerce, Inc., a Delaware corporation (“GSIC”). Under the terms of the Merger Agreement, Merger Sub will merge with and into GSIC (the “Merger”), with GSIC continuing after the Merger as the surviving corporation. The Company also announced that the Company and NRG Commerce, LLC, a Delaware limited liability Company (“Purchaser”), entered into an agreement (the “Stock Purchase Agreement”) pursuant to which, following the closing of the Merger, the Company has agreed to sell to Purchaser all or a certain portion of the outstanding capital stock of certain of GSIC’s subsidiaries (collectively, the “Divestiture”). As part of the Divestiture, Purchaser will acquire 100% of GSIC’s sports licensing business and 70% of GSIC’s RueLaLa and ShopRunner businesses. A copy of eBay’s press release is attached as an exhibit to this report.

eBay Inc. further announced that it intends to discuss the impact of the transaction on its expected guidance and projected financial outlook, assuming the transaction closes as anticipated, on the investor conference call scheduled for March 28 at 8:00 am Pacific Time.

This report and the attached press release contain forward-looking statements relating to, among other things, eBay’s future performance. A more thorough discussion of certain factors that may affect eBay’s actual results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in eBay’s most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the Company’s investor relations web site at http://investor.ebayinc.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this report or the attached press release, which are based on information available to the Company on the date hereof. eBay assumes no obligation to update such statements.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

99.1	Press Release dated March 28, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eBay Inc. (Registrant)

Date: March 28, 2011	/s/ Brian H. Levey
	Name:	Brian H. Levey
	Title:	Vice President, Deputy General Counsel, and Assistant Secretary